Exhibit 5.11

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 1320 Main Street / 17th Floor / Columbia, SC 29201 Tel: 803.799.2000 Fax: 803.256.7500 www.nelsonmullins.com	Gus M. Dixon Tel: 803.255.9491 gus.dixon@nelsonmullins.com

December 15, 2011

Rebound Behavioral Health, LLC

830 Crescent Centre Drive, Suite 610

Franklin, TN 37067

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special South Carolina counsel to Rebound Behavioral Health, LLC, a South Carolina limited liability company (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 12.875% Senior Notes due 2018 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 15, 2011, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantor (the “Guarantee”), along with other guarantors. The Exchange Notes and the Guarantee are to be issued pursuant to an Indenture, dated as of November 1, 2011 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Guarantor, (ii) resolutions of the sole member of the Guarantor with respect to the issuance of the Guarantee, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as of November 1, 2011, by and among the Company, the Guarantor, the other guarantors party thereto and Jefferies & Company, Inc., as initial purchaser and (vi) the Certificate of Existence of the Guarantor issued by the South Carolina Secretary of State dated October 20, 2011 (the “Certificate of Existence”).

As to certain matters of fact, we have relied upon statements and representations of the officers, directors, managers, members and other representatives of the Guarantor and of other public officials and agencies, which have not been independently established by us. In addition, as to certain matters of fact, we have relied upon the representations and warranties of the Guarantor in the Indenture, and various other documents and certificates, which have not been independently verified by us.

With twelve office locations in the District of Columbia, Florida, Georgia, Massachusetts, North Carolina, South Carolina, and West Virginia

December 15, 2011

In rendering the opinions set forth herein, we have assumed, without independent verification, among other things:

(i) Each natural person executing any document will be legally competent to do so;

(ii) All signatures on any of the documents reviewed by us are genuine;

(iii) All documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, and all public records reviewed are accurate and complete;

(iv) The documents we have reviewed fully state the agreement between the parties with respect thereto and have not been amended, modified or supplemented, and there are no other agreements, understandings or course of dealing by or between the parties that would modify, amend, supplement, terminate or rescind the agreements therein;

(v) The accuracy and completeness of all recitals, representations, warranties, schedules and exhibits contained in the documents we have reviewed;

(vi) With respect to parties other than the Guarantor, that (a) they are validly existing and in good standing under the laws of all applicable jurisdictions; and (b) the other parties are in compliance with all applicable laws, rules and regulations governing the conduct of their business with respect to this transaction;

(vii) All required conditions to issue the Exchange Notes and the Guarantee will have been met;

(viii) There is not any fraud, undue influence, duress, mutual mistake of fact, illegal or criminal activity in connection with the execution and delivery of the Indenture and the Guarantee by any of the parties thereto or in connection with the exchange offer contemplated thereby; and

(ix) With respect to the opinion expressed in paragraph 1, we have relied solely on the Certificate of Existence and have assumed that since the date of the issuance of the Certificate of Existence, the Secretary of State has not administratively dissolved the Guarantor.

We have also assumed that:

(i) the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

December 15, 2011

(ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(iii) the Outstanding Notes as defined in the Registration Statement will have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(v) the Company and the Guarantor will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies as well as state securities regulators necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

The opinions set forth herein are limited to matters governed by the laws of the State of South Carolina (sometimes referred to herein as the “State”), and no opinion is expressed herein as to the laws of any other jurisdiction. The opinions set forth herein assume that the laws of the State would govern, notwithstanding any choice of law provision to the contrary, but no opinions are given regarding or with respect to any choice of law provision.

Based on and subject to the foregoing and such other qualifications, exceptions, limitations and assumptions set forth herein, it is our opinion that:

1. Based on the Certificate of Existence, the Guarantor is validly existing as a limited liability company under the laws of the State of South Carolina.

2. The Guarantor has the limited liability company power to execute and deliver the Indenture and the Guarantee and to consummate the transactions contemplated thereby.

3. The execution, delivery and performance of the Indenture and the Guarantee by the Guarantor and the consummation by the Guarantor of the transactions contemplated thereby have been duly authorized by the Guarantor.

4. The execution and delivery of the Indenture and the Guarantee by the Guarantor and consummation of the transactions contemplated thereby by the Guarantor will not (a) violate the Guarantor’s organizational documents; or (b) violate any statute or governmental rule or regulation of the State.

6. No consents or approvals of, and no filings with, any governmental authority of the State are necessary for the execution and delivery of the Indenture or the Guarantee by the Guarantor and the consummation of the transactions contemplated thereby by the Guarantor other than as may be required under applicable securities laws for which we express no opinion.

December 15, 2011

The foregoing opinions are further limited by the following assumptions, limitations and qualifications:

1. We express no opinion as to any tax, insolvency, consumer, privacy, labor and employment, pension and employee benefit, anti-terrorism, criminal, anti-trust, anti-tying, unfair trade practices and competition, intellectual property, letter of credit, securities or “blue sky” laws, rules or regulations of any jurisdiction or laws, rules or regulations governing or relating to health care. We express no opinion as to compliance by any parties to the transaction with respect to any fiduciary duty or any regulatory requirements applicable to the subject transactions because of the nature of their business.

2. Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of South Carolina and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign, federal or state securities (or “blue sky”) laws or regulations.

3. We express no opinion regarding title to, the location of, or the perfection or priority of any security interest or lien in, on or against any property (whether real or personal, tangible or intangible).

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The legal opinions expressed herein are an expression of professional judgment and not a guaranty of any result.

This opinion is given as of the date hereof based upon existing facts and law and is subject to changes therein. We are under no obligation, and do not undertake any obligation to update or revise the opinions set forth herein for any reason including, without limitation, facts or laws subsequently becoming known to us which cause such opinions to be inaccurate or incomplete.

This opinion is furnished to you in connection with the filing of the Registration Statement, in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Kirkland & Ellis LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof.

December 15, 2011

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.11 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

NELSON MULLINS RILEY & SCARBOROUGH, LLP

By:	/s/ Gus M. Dixon
A Partner